Exhibit 10.93(d)


                                October 17, 2002


Robert Farias
Paradigm Sales, Inc.
3436 Verdugo Road, Suite 250
Glendale, CA 91208


         Re:  PUT AND CALL AGREEMENT

Dear Robert,

Reference is hereby made to that certain Asset Purchase Agreement, dated November 14, 2001, by and between Vertical Computer Systems, Inc. ("Vertical") and Paradigm Sales, Inc. ("Paradigm") and a certain letter agreement, dated October 17, 2002, by and between Vertical and Mountain Reservoir Corporation, on the one hand, and Robert Farias on the other.

1. Vertical has issued to Paradigm and Paradigm has accepted 50,000 shares of Vertical Class C Preferred Stock. Each share of Class C Preferred stock is convertible into 400 Shares of Vertical Common Stock. Paradigm shall have the right to sell to Vertical and Vertical agrees to redeem the common stock represented by 12,500 shares of Vertical's Class C Preferred Stock, held by Paradigm, pursuant to that certain Asset Purchase Agreement, dated November 14, 2001 by and between Vertical and Paradigm ("Paradigm's Preferred Stock"), at a price of $0.04 per share ("Put"). Such Put shall be exercisable, upon ten (10) days prior written notice delivered personally to Vertical, on March 17, 2003, Vertical shall have the option of paying the put price within ten (10) business days or issuing an additional 2500 shares of its Class C Preferred Stock, which shall have the same conversion rights.

2. Vertical shall have the option of redeeming, at anytime prior to March 17, 2003, Paradigm's holdings of Vertical Common Stock represented by the Vertical Preferred Stock at a price of $0.06 per share ("Call"). Paradigm expressly acknowledges that its rights as set forth in paragraph 1 are expressly conditioned upon this paragraph 2.

3. Paradigm may assign this agreement to third party, provided that the aggregate number of shares of stock is no more the 12,500 of Vertical's Class C Preferred Stock and Paradigm provides notice to Vertical of such assignment. Such notice shall also include any legal documents or instruments by which the applicable shares of Vertical's Class C Preferred Stock were transferred as well as any other documentation reasonably requested by Vertical.

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This agreement  will be governed by California  and subject to the  jurisdiction and venue of the state and federal courts of Los Angeles, California.


                                    Yours truly,


                                    VERTICAL COMPUTER SYSTEMS, INC.


                                    By:
                                         ---------------------------------------
                                         Richard Wade, President

ACCEPTED AND AGREED:


BY:
   ------------------------------------
   Robert Farias, on behalf of Paradigm

Dated:
       --------------------

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